CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-170301 on Form S-8 of our report dated March 29, 2018 included in this Annual Report on Form 10-K of SANUWAVE Health, Inc. and subsidiaries (the "Company") relating to the consolidated balance sheet of the Company as of December 31, 2017 and the related consolidated statements of comprehensive loss, stockholders' deficit, and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Cherry Bekaert LLP

CHERRY BEKAERT LLP
Atlanta, Georgia
April 1, 2019